EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of NetRatings, Inc for the registration of 505,739 shares of its common stock and to the incorporation by reference therein of our report dated January 18, 2002, except Note 11 as to which the date is March 28, 2002, with respect to the financial statements of NetRatings, Inc included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Palo Alto, California
July 15, 2002